Exhibit 99.1

On October 23, 2019, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $875.8 million today announced operating results for the quarter and nine month period ended September 30, 2019.

For the quarter ended September 30, 2019, the Corporation reported net income of $2,418,000, or $0.74 basic earnings per share. This compares to the third quarter of 2018 net income of $1,786,000, or $0.55 basic earnings per share. The increase in operating results for the third quarter of 2019 as compared to the same period in 2018 was primarily attributable to increases in net interest income of $199,000, and non-interest income of $1,369,000, offset by increases in non-interest expenses of $821,000, and provision for income taxes of $115,000.

Net income for the nine months ended September 30, 2019 totaled $6,517,000, or $1.99 basic earnings per share compared to $5,785,000, or $1.77 basic earnings per share for the same period in 2018.  Compared with the same period in 2018, net income increased $732,000, or 12.7%.  The increase in operating results for the nine month period ended September 30, 2019 as compared to the nine month period ended September 30, 2018 was primarily attributable to increases in net interest income of $522,000 and non-interest income of $2,599,000 offset by increases in non-interest expenses of $2,185,000, provision for loan loss of $50,000 and provision for income taxes of $154,000.

For the quarter ended September 30, 2019, non-interest income was $3,833,000, compared to $2,464,000 for the third quarter of 2018, a $1,369,000 (55.6%) increase, which was primarily attributable to increases in gain on sales of loans of $1,316,000 (89.6%), as well as an increases in net securities gains (losses) of $14,000, and other non-interest income of $39,000.  For the nine months ended September 30, 2019, non-interest income was $9,474,000, compared to $6,875,000 for same period in 2018, an increase of $2,599,000 (37.8%) which was primarily attributable to increases in gain on sales of loans of $2,984,000 (87.1%), and an increase in net securities gains (losses) of $8,000, offset by a decrease in other non-interest income of $393,000.  The significant increase in gain on sale of loans was attributable to the residential mortgage and governmental lending operations.

For the quarter ended September 30, 2019, non-interest expenses were $8,070,000, compared to $7,249,000 for the third quarter of 2018, an $821,000 (11.3%) increase.  The quarter-over-quarter increases included salaries and benefits expense of $910,000 (21.8%), data processing of $36,000 (11.0%), advertising and promotion of $41,000 (9.8%), and loan fees of $154,000 (55.2%), offset by a decrease in the FDIC assessment of $146,000, and a decrease in legal fees of $142,000.

For the nine month period ended September 30, 2019, non-interest expenses totaled $22,784,000, compared to $20,599,000 for the same period of 2018, an increase of $2,185,000 (10.6%) which was primarily attributable to increases in salaries and benefits expense of $1,718,000 (14.5%), data processing of $130,000 (13.5%), advertising and promotion of $68,000 (5.2%), loan fees of $307,000 (45.3%) and ATM processing expenses of $80,000 (16.1%), offset by a decrease in the FDIC assessment of $114,000 and a decrease in legal fees of $70,000.

Total assets amounted to $875.8 million at September 30, 2019, compared to $830.3 million at December 31, 2018, an increase of $45.5 million (5.5%). The increase in total assets was primarily the result of increases of $11.2 million in cash and cash equivalents (due to deposit growth), $11.2 million in net loans, $10.1 million in loans held for sale and $12.5 million in securities available-for-sale. Deposits during this same period increased $40.1 million (6.0%).

Shareholders’ equity increased from $80.9 million at December 31, 2018 to $91.2 million at September 30, 2019. This increase was primarily the result of net income during the nine month period ended September 30, 2019 of $6,517,000 and an increase in unrealized securities gains, net of tax of $4,742,000, offset by dividends paid of $1,277,000. The increase in unrealized securities gains during the nine month period ended September 30, 2019, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income (loss) in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2018 Form 10-K.